Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Serve Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	2,280,000	(2)	$10.97	(3)	$25,005,900.00	0.0001531	$3,828.40
Total Offering Amounts							$25,005,900.00		$3,828.40
Total Fee Offsets									—
Net Fee Due									$3,828.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Serve Robotics Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 2,280,000 additional shares of Common Stock reserved for issuance under the 2023 Equity Incentive Plan, as amended, following the amendment to the 2023 Equity Incentive Plan that was approved by the Registrant’s stockholders on, and which became effective as of, June 12, 2025.

(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $10.97 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on June 17, 2025.